Exhibit 4.4

FORM OF

INTER PLATFORM, INC.

SHAREHOLDERS AGREEMENT

[•], 2021

i

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made on [], 2021, by and among SoftBank Group Corp. (“SoftBank Group”), SLA Holdings (Cayman) LP (“SBLA” and, together with SoftBank Group, “SoftBank”), a Delaware limited liability company, Rubens Menin Teixeira de Souza (“Rubens”), João Vitor Nazareth Menin Teixeira de Souza (“João” and, together with Rubens, directly or through any vehicle through which they hold their interest in the Company, the “Majority Shareholders” and, together with SoftBank Group and SBLA, the “Holders”), Banco Inter S.A., a Brazilian sociedade por ações (“BI”), Inter Platform, Inc., a Cayman Islands exempted company with limited liability (the “Company” and together with the Holders, the “Parties”).

WHEREAS, SoftBank Group, the Majority Shareholders and BI are parties to that Investor Agreement, dated September 13, 2019 (the “Investor Agreement”);

WHEREAS, the Parties are party to the Reorganization Agreement, dated October 1, 2021, (the “Reorganization Agreement”) by and among the Company, SBLA, the Majority Shareholders, New LA BI LLC, and Inter Holding Financeira S.A., a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil;

WHEREAS, in connection with the transactions contemplated in the Reorganization Agreement, and as a condition to the willingness of SBLA to consummate such transactions, the Parties wish to enter into this Agreement.

WHEREAS, the Parties wish that the Investor Agreement be terminated on the date hereof and this Agreement shall govern the rights of the Holders to cause the Company to register its Equity Securities, and certain other matters as set forth herein, as at the date hereof;

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.DEFINITIONS.

(a)The term “1934 Act” means the United States Securities Exchange Act of 1934, as amended.

(b)The term “Act” means the United States Securities Act of 1933, as amended.

(c)The term “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is Controlled by one or more general partners or managing members of, or is under common investment management with, such Person.  The term “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, to be “affiliated” or “Affiliated” with a Person shall mean to be an Affiliate (as defined in this Section 1.(c)) of such Person.  For the avoidance of doubt, with respect to SoftBank, the term “Affiliate” shall include any limited partnership whose manager or general partner is controlled, directly or indirectly, by SoftBank Group, and all affiliates and investees of such limited partnership.

(d)The term “Board” means the Company’s Board of Directors, as constituted from time to time.

(e)The term “CVM” means the Comissão de Valores Mobiliários, securities regulator of Brazil.

(f)The term “Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

(g)The terms “Dollars” and “US$” mean United States Dollars.

(h)The term “Equity Securities” means any securities in the Company having voting rights in the election of the Board, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any of the foregoing, including, for the avoidance of doubt, Brazilian Depositary Receipts representing securities in the Company.

(i)The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Act.

(j)The term “Form F-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(k)The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Equity Securities under the Act, which decision to undertake such offering shall be at the sole discretion of the Company.

(l)The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(m)The term “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

(n)The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(o)The term “Registrable Securities” means any Equity Securities of the Company (including any shares, units or depositary receipts representing such shares or units) now held by a Holder, or any of its Affiliates, or hereafter issued by the Company in connection with the conversion or exchange of any Equity Securities now held by a Holder or any of its Affiliates.

(p)The term “Rule 144” shall mean Rule 144 under the Act.

(q)The term “SEC” shall mean the Securities and Exchange Commission.

2.REGISTRATION RIGHTS .  The Company covenants and agrees, and, so long as the Majority Shareholders beneficially own more than fifty percent (50%) of the Company’s Equity Securities, the Majority Shareholders covenant and agree that they shall cause the Company to comply with, the following:

2.1Request for Registration.

(a)If at any time the Company shall receive a written request from any Holder (for purposes of this Section 2.1, the “Initiating Holder”) that the Company file a registration statement under the Act covering the registration of Registrable Securities held by Holders with an anticipated aggregate offering price of at least US$50,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders requests to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b)If the Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a).  In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holder and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by all of the Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall:

(i)in the event that SoftBank is the Initiating Holder, first be allocated to SoftBank and the remainder to the Majority Shareholders pro rata, based on the number of Registrable Securities initially requested by each Majority Shareholder to be registered, as set forth in the notice given by such Majority Shareholder pursuant to Section 2.1(a).  In no event shall any Registrable Securities held by SoftBank be excluded from such underwriting unless all other securities are first excluded;

(ii)in the event that any of the Majority Shareholders is the Initiating Holder, be allocated pro-rata among the Participating Holders (as defined below) based on the number of Registrable Securities initially requested by each Participating Holder to be registered, as set forth in the notice given by such Participating Holder pursuant to Section 2.1(a);

(iii)and, in the case of (i)-(ii) above, any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i)in any calendar year, after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective; or

(ii)during the period starting sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iii)if the Initiating Holder proposes to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 2.3 hereof; or

(iv)if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board, stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holder, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90)-day period.

2.2Company Registration.

(a)If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a company share plan, a registration relating to a corporate reorganization or merger or exchange or similar transaction), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 5.5, the Company shall, subject to the provisions of Section 2.2(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b)Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

(c)Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital, the Company shall not be required under this Section 2.2 to include any Holders’ securities in such underwriting unless they enter into an underwriting agreement in customary form with such underwriters selected by the Holders that have elected to include securities in a registration pursuant to this Section 2.2. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested by the Holders to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro-rata among the Participating Holders based on the number of Registrable Securities initially requested by each Participating Holder to be registered, as set forth in the notice given by such Participating Holder pursuant to Section 2.2(a).

2.3Form F-3 Registration.  In case the Company shall receive from any of the Holders (for purposes of this Section 2.3, the “F-3 Initiating Holder”) a written request that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such F-3 Initiating Holder, the Company shall:

(a)promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such F-3 Initiating Holder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 2.3:

(i)if Form F-3 is not available for such offering by Holders;

(ii)if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$25,000,000;

(iii)if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the F-3 Initiating Holder, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90)-day period;

(iv)if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 for the F-3 Initiating Holder pursuant to this Section 2.3; or

(v)in the circumstances described in Section 2.1(c)(ii) hereof.

(c)If the F-3 Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to this Section 2.3.  The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(d)Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the F-3 Initiating Holder.  Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1.

2.4Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of any of the Holders, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed, subject to the right of the Company to suspend use of the registration statement for a period of not more than 90 days in any 12-month period under the circumstances set forth in Sections 2.1(c)(iv) and 2.3(b)(iii);

(b)prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement, subject to the suspension right in (a) above;

(c)furnish to any of the Parties whose Registrable Securities are being registered under the Act pursuant to this Section 2 (the “Participating Holders”), such number of copies of a prospectus, including a preliminary prospectus and a Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as such Party may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(d)use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Participating Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(e)in the event the Company or any of the Participating Holders shall request an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)notify the Participating Holder at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any Participating Holder, the Company will, as soon as reasonably practicable, file and furnish to such Participating Holder a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g)cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.5Information from Participating Holders.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6Expenses of Registration.  All expenses (other than underwriting discounts and commissions and fees and expenses of counsel or advisors to the Participating Holders, which shall be borne by the Participating Holders) incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company.

2.7Indemnification.  In the event any Registrable Securities are included in a registration statement:

(a)To the extent permitted by law, the Company will indemnify and hold harmless each Participating Holder, the partners, members, officers, directors and stockholders of such Participating Holder and each person, if any, who controls such Participating Holder within the meaning of the Act or the 1934 Act, against any actual losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state or foreign securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state or foreign securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each Participating Holder, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actual loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.7(a) shall not apply to amounts paid in settlement of any such actual loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such actual loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Participating Holder, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of such Participating Holder or other aforementioned person, or any person controlling such Participating Holder, from whom the person asserting any such actual losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Participating Holder or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)To the extent permitted by law, each Participating Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act against any actual losses, claims, damages or liabilities (severally and not jointly) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state or foreign securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state or foreign securities laws, insofar as such actual losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Participating Holder expressly for use in connection with such registration; and such Participating Holder will reimburse any person intended to be indemnified pursuant to this subsection 2.7(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such actual loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.7(b) shall not apply to amounts paid in settlement of any such actual loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such Participating Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 2.7(b) exceed the net proceeds from the offering received by such Participating Holder.

(c)Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action or proceeding (including any governmental action or proceeding), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.7 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d)If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by such Participating Holder, when combined with any amounts paid by such Participating Holder pursuant to Section 2.7(b), shall exceed the net proceeds from the offering received by such Participating Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)The obligations of the Company and the Participating Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.8Reports Under the 1934 Act.  With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time after the Initial Offering permit the any of the Holders to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b)file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)furnish to each Holder, so long such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail the Holders of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.9Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by any of the Holders to a transferee or assignee of such securities that is an Affiliate, subsidiary, parent or investee of any of the Holders, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.10Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 hereof on other than a subordinate basis with respect to the Registrable Securities.

2.11Termination of Registration Rights.  The rights that the Holders shall be entitled to exercise under this Section 2 shall terminate upon the earlier of: (i) five (5) years following the date of the Initial Offering or (ii) such earlier time after the Initial Offering at which such Party holds five percent (5%) or less of the Company’s outstanding Equity Securities and all Registrable Securities held by such Party (together with any affiliate of such Party with whom such Party must aggregate its sales under Rule 144) can be sold in any ninety (90)-day period without registration in compliance with Rule 144.

3.Offering In Brazil. (a) If (but without any obligation to do so) the Company proposes to carry out any potential public offering of Equity Securities in Brazil (a “Brazil Offering”), whether or not such offering is conducted in conjunction with an offering in the United States under the terms of Section 3, to be conducted under applicable rules issued by CVM, the Company shall promptly give written notice to the Holders (“Brazil Offering Notice”), indicating the amount of Registrable Securities it intends to offer in such Brazil Offering. Any Holder may join such Brazil Offering by giving within twenty (20) days as from the date of the mailing of the Inter Brazil Offering Notice in accordance with Section 5.5, indicating the amount of Registrable Securities it intends to offer in such Brazil Offering.

(b) All provisions set out in subsections 2.2 above shall apply, mutatis mutandis, to any Brazil Offering pursuant to this Section 3.2. For the avoidance of doubt, the Company shall determine, in its sole discretion, whether or not to seek a Brazil Offering in Brazil for the sale of Equity Securities by the Company.

3.1Incorporation by Reference. Sections 2.2(c), 2.5, 2.7, 2.9, 2.10 and 2.11 shall apply, mutatis mutandis, to any Brazil Offering Pursuant to this Section 3.

4.AGREEMENTS AMONG THE COMPANY AND THE HOLDERS.

4.1Board Nomination Rights; Substitution(i).

(a)SoftBank Group will have the right to nominate an individual for election to the Board (a “SoftBank Nominee”) so long as SoftBank Group beneficially holds at least five percent (5%) of the Company’s total equity. In the event that a SoftBank Nominee shall cease to serve as a Director for any reason (including any removal thereof), SoftBank Group shall have the right to appoint another SoftBank Nominee to fill any vacancy resulting therefrom.  For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any SoftBank Nominee shall not affect the right of SoftBank Group to nominate the SoftBank Nominee for election pursuant to this Section 4.1 in connection with any future election of Directors.

(b)Subject to subclause (c) below, each Majority Shareholder shall vote or cause to be voted all of such Majority Shareholder’s Equity Securities in favor of each SoftBank Nominee nominated in accordance with this Section 4.1. Each Majority Shareholder agrees that, if and for so long as SoftBank Group is entitled to nominate one or more SoftBank Nominees pursuant to this Section 4.1 and such Majority Shareholder is then entitled to vote for the removal of any such SoftBank Nominee, such Majority Shareholder will not vote in favor of the removal of any such SoftBank Nominee unless requested in writing by SoftBank Group.

(c)SoftBank Group shall agree to nominate an individual (x) that has not been convicted of or plead guilty to any criminal offense or entered into any leniency agreement related thereto and (y) who is not a director of another Brazilian financial institution which directly competes with the Company (together with subclause (x), the “Minimum SoftBank Nominee Criteria”). If, after appointment of the SoftBank Nominee, the individual does not meet the Minimum SoftBank Nominee Criteria, such individual will be replaced by another SoftBank Nominee, which shall be appointed by SoftBank Group in its sole discretion provided that it meets the Minimum SoftBank Nominee Criteria.

4.2Regulatory Restrictions.

(a)SoftBank Group agrees that it will comply in all material respects and will cause the SoftBank Nominee to comply with all laws and regulation applicable to directors of public companies in the United States and companies listed on NASDAQ, including those related to confidentiality, black-out periods and engaging in market transactions relating to the Equity Securities or other financial instruments of the Company in violation of applicable United States securities laws.

4.3Cooperation with Respect to Loans.  Upon the request of SoftBank Group in connection with a pledge, hypothecation or grant of security interests in any or all of the Equity Securities held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company agrees to cooperate with SoftBank Group or any of its Affiliates in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and instructing the transfer agent to transfer any such Equity Securities subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends; provided, that SoftBank Group will reimburse any reasonable and documented expenses of the Company in connection with the actions described in this Section 4.3 up to an amount of US$20,000.

5.MISCELLANEOUS.

5.1Assignments; Successors and Assigns.

(a)Neither Party shall assign any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that any Holder may assign its rights and obligations hereunder, in whole or in part, without such consent to one or more of its Affiliates.

(b)Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

5.3Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given or made: (i) when personally delivered to the intended recipient; (ii) when sent, if sent by facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) when sent, if by electronic mail, during normal business hours, and if not during normal business hours, then on the recipient’s next business day; or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices and communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto.

5.6Entire Agreement.  This Agreement and the documents referred to herein and therein constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the Parties hereto with respect to the specific subject matter hereof.

5.7Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

5.8Amendments and Waivers.  This Agreement may be amended only by a written agreement executed by each of the Parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the Party against which enforcement is sought.  Any amendment effected in accordance with this Section 4.8 will be binding upon all Parties hereto and each of their respective successors and assigns.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

5.9Further Assurances.  At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the intent of the Parties under this Agreement. The Majority Shareholders shall take all actions necessary and execute and deliver any further instruments or documents necessary to cause the Company to comply with the terms of this Agreement and effectuate the consummation of the transactions contemplated by this Agreement.

5.10Third Party Rights.  Other than the rights stated to be for the benefit of members of the Board, which shall be enforceable by such persons notwithstanding that they are not party to this Agreement, nothing in this Agreement shall confer any rights upon any other person other than the parties hereto and their respective heirs, successors and permitted.  The consent of any person not a party to this Agreement shall not be required in respect of any amendment, variation or supplement made to this Agreement.

5.11Aggregation of Equity Securities.  All shares of Registrable Securities held or acquired by Affiliates (including affiliated venture capital funds) of SoftBank shall be aggregated together for the purpose of determining the availability or the exercise of any rights under this Agreement.

5.12Investor Agreement.  SoftBank Group, the Majority Shareholders and BI agree that the Investor Agreement shall terminate on the date hereof with no further force or effect and with no liability with any party thereto.

5.13Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.14WAIVER OF JURY TRIAL.

WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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